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                                                                   Exhibit 10.11


                                MININGCO.COM INC.
                               220 E. 42nd Street
                               New York, NY 10017


                                             January 11, 1999
Todd Sloan
[Address]

Dear Todd:

MiningCo.com, Inc. (MiningCo.com) is pleased to offer you the position as CFO at MiningCo.com.

1. START DATE; DUTIES: Your start date shall be on or about January 15. You agree to use your best efforts to perform your duties for MiningCo.com diligently and to the best of your ability. You agree to devote your full business time and attention to performing your duties for MiningCo.com.

2. SALARY: US $3,173 per week, payable in accordance with MiningCo.com's normal payroll practices and subject to whatever withholdings are required by law. It is expected that salaries will be reviewed annually. You will be eligible to participate in an Executive Bonus Pool if one is established. You will be entitled to 3 months salary continuation (mitigated against any other consulting or employment income) if your are terminated without cause.

3. OPTIONS: MiningCo.com will grant to you stock options at the next grant date to purchase 175,000 shares of common stock ("Shares") at an exercise price of $1.50 per share in accordance with its then current stock option plan. The options will vest 25% after the first year of employment with the remainder vesting 1/36th per month thereafter.

     It is expected that options will be reviewed annually by the compensation committee of the Board of Directors of MiningCo.com

4. BENEFITS: You shall be entitled to those employment benefits generally made available to employees of MiningCo.com. In addition, you shall be eligible for 2 weeks of paid vacation each year.

5. LOCATION: MiningCo.com expects that its offices will be located in the New York metropolitan area. It is expected that you will perform your services primarily in the New York metropolitan area.

6. CONFIDENTIALITY: You agree that you will not, during the term of your employment and at any time thereafter, divulge or use, directly or indirectly, except in the course of your employment, any proprietary, confidential or secret material or information relating to MiningCo.com or any affiliated entity of MiningCo.com. Upon termination of your employment, you agree to return promptly to MiningCo.com all confidential information then in your possession.


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OFFER LETTER TO TODD SLOAN, PAGE 2


7. PROPRIETARY RIGHTS: You agree that all ideas, plans and materials prepared by you in the course of your employment by MiningCo.com (collectively, the "Materials") will be considered works-made-for-hire and shall be the MiningCo.com's sole and exclusive property. If the Materials are not copyrightable subject matter or for any reason are deemed not to be works-made-for-hire, then and in such event, by this agreement you hereby assign all right, title and interest in and to the Materials to MiningCo.com.

8. EXPIRATION: This offer of employment expires if not accepted by you on January 12, 1999.

9.   MISCELLANEOUS:

     a. This offer letter shall be governed by the laws of the State of New York applicable to contracts made and wholly performed therein.

     b. You and MiningCo.com agree that nothing in this offer letter shall create a specific employment term.

     c. Concurrently with the execution of this offer letter, you agree to MiningCo.com's standard confidentiality non-competition proprietary rights agreement and to execute any successor agreement to such agreement.

Sincerely,                                   Agreed and Accepted

MININGCO.COM, INC.                           EMPLOYEE


By: /s/ Scott P. Kurnit                       /s/ Todd Sloan
   -------------------------------           -----------------------------------
    Its: CEO                                             Todd Sloan

Date: 1/11/99                                Date: 1/12/99


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